Exhibit 10.14

EMPLOYMENT AGREEMENT

Between

GRAHAM PACKAGING HOLDINGS COMPANY,

GRAHAM PACKAGING COMPANY, L.P.,

And

The Chief Executive Officer

Exhibit 10-14

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of March 28, 2007 and effective as of December 4, 2006 (the “Agreement”) among Graham Packaging Holdings Company, a Delaware limited partnership (“Holdings”), Graham Packaging Company, L.P., a Delaware limited partnership (“Limited Partnership”, or “L.P.” or “Company”), and Warren D. Knowlton (“Executive”).

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer and Executive desires to be employed as the Chief Executive Officer on the terms and subject to the conditions set forth herein:

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

ARTICLE 1

DEFINITIONS

The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

1.1.          “Accounting Firm” - see Exhibit A.

1.2.          “Accrued Base Salary” means the amount of Executive’s Base Salary that is accrued but not yet paid as of the Date of Termination.

1.3.          “Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company. For the purposes of this definition, the term “control” when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.4.          “Agreement” - see the recitals to this Agreement

1.5.          “Agreement Date” means the effective date that is specified in the recitals to this Agreement.

1.6.          “Annual Bonus” - see Section 4.2(a).

1.7.          “Base Salary” - see Section 4.1.

1.8.          “Beneficial Owner” means a “beneficial owner,” as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto).

1.9.          “Beneficiary” - see Section 9.3.

1.10.        “Blackstone” means collectively, Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and their Affiliates (other than the Company and its Subsidiaries).

1.11.        “Board” means the Board of Directors of the Company subsequent to the incorporation of the L.P. and the substitution of it as successor for the L.P. as a party to this Agreement. Prior thereto, the Board shall mean the General Partner (as defined in the LP Agreement).

1.12.          “Cause” means any of the following:

(a)           Executive commits an act of willful misconduct, fraud, embezzlement or misappropriation against Holdings, the Company or any of its affiliates or subsidiaries, or shall be convicted by a court of competent jurisdiction of, or shall plead guilty or nolo contendere to, any felony or any crime involving moral turpitude or any crime which is reasonably likely to materially adversely affect the reputation of Holdings, the Company or Executive’s ability to perform the duties required under the Agreement; or

Exhibit 10.14

(b)           Executive commits a material breach of any of the covenants in the Employment Agreement, which breach has not been remedied within 30 days of notice thereof by the Company to Executive.

1.13.          “Change of Control” means any of the following events:

(a)           the sale or disposition, in one or a series of transactions, of all or substantially all the assets of the Company to any one or more “persons” or “groups” (as such terms are defined or used in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) other than Blackstone;

(b)           before the effective date of an initial public offering of the equity securities of the Company (or of its successor after conversion to a corporation) (the “IPO Date”), representatives of Blackstone (individually or in the aggregate) cease to comprise a majority of the Board;

(c)           individuals who, as of the IPO Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the members of the Board; provided that any individual who becomes a Director after the IPO Date whose election or nomination for election by the Company’s Shareholders was approved by a majority of the members of the Incumbent Board (other than an election or nomination of an individual (i) who is not a representative of Blackstone and (ii) whose initial assumption of office is in connection with an actual or threatened “election contest” relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 under the Exchange Act), “tender offer” (as such term is used in Section 14(d) of the Exchange Act) or a proposed merger) shall be deemed to be members of the Incumbent Board; or

(d)           any person or group, other than Blackstone, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the then outstanding voting stock of the Company (or any entity which controls the Company or which is a successor to all or substantially all of the assets of the Company), including by way of merger, consolidation, tender or exchange offer or otherwise (other than an offering of stock to the general public through a registration statement filed with the Securities and Exchange Commission) and representatives of Blackstone (individually or in the aggregate) cease to comprise a majority of the Board.

Notwithstanding the foregoing, there shall not be a Change of Control if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change of Control.

1.14.          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.15.          “Committee” means the Compensation Committee of the Board.

1.16.        “Common Stock” means the common stock of the Company following its incorporation, and the equivalent L.P. units prior to its incorporation.

1.17.          “Company” - see the recitals to this Agreement.

1.18.          “Company Inventions” - see Section 8.2(b).

1.19.        “Date of Termination” means the effective date of a Termination of Employment for any reason, including death or Disability, whether by either the Company or the Executive.

1.20.        “Director” means a director of the Company subsequent to its incorporation or a member of the governing body of the general partner of the L.P. prior to its incorporation.

1.21.          “Disability” means the Executive is “disabled” as determined under Section 409A of the Code.

1.22.          “Employment Period” - see Section 3.1.

1.23.        “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successors thereto.

1.24.          “Excise Tax” - see Exhibit A.

1.25.          “Executive” - see the recitals to this Agreement.

1.26.          “Extension Date” - see Section 3.2.

Exhibit 10.14

1.27.        “Good Reason” means the termination of the Executive’s employment with the Company within 90 days following the occurrence, without Executive’s written consent, of any of the following events:

(a)           the reduction of the Executive’s position from that of Chief Executive Officer of the Company;

(b)           a decrease in Executive’s base salary or target bonus;

(c)           a reduction in Executive’s participation in the Company’s benefit plans and policies to a level materially less favorable to Executive unless such reduction applies to a majority of senior level executives;

(d)           a material reduction in (a) agreed level of transportation, (b) York, Pennsylvania accommodations or (c) remote office support, as provided in Section 5.6 and 5.7; or

(e)           any other material breach by the Company or Holdings of the Agreement, which breach has not been remedied within 30 days of notice thereof by Executive to Holdings.

1.28.          “Gross-Up Payment” – see Exhibit A.

1.29.          “Holdings Board” means the Board of Directors of Holdings.

1.30.          “Inventions” – see Section 8.2(a).

1.31.        “Liquidity Event” means a sale by Blackstone, in one or a series of transactions, of its entire interest in Holdings and the Company, regardless of whether such event constitutes a change in effective control or ownership of Holdings and the Company within the meaning of Section 409A of the Code. For avoidance of doubt, no Liquidity Event shall be deemed to occur until and unless Blackstone has sold its entire interest in Holdings and the Company.

1.32.        “LP Agreement” means the Amended and Restated Agreement of Limited Partnership of Graham Packaging Company.

1.33.          “MOIC” - see Section 6.4(a).

1.34.          “Option” means an option to purchase shares of Common Stock.

1.35.          “Payment” - see Exhibit A.

1.36.        “Permitted Transferee” means the spouse of Executive, a lineal descendant of Executive or a spouse of a lineal descendant of Executive or a trust, limited partnership or other entity principally benefiting all or a portion of such individuals.

1.37.        “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

1.38.          “Prior Inventions” - see Section 8.2(a).

1.39.        “Restricted Period” means the twenty-four month period immediately following a Termination of Employment for any reason.

1.40.          “Safe Harbor Amount” - see Exhibit A.

1.41.          “Shareholder” or “Stockholder” means an owner of the Company’s equity securities.

1.42.        “Subsidiary” means, with respect to any Person, (a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by such Person, and (b) any partnership, limited liability company or other entity in which such Person has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

Exhibit 10.14

1.43.        “Target Annual Bonus” means the product of Base Salary (for any Year) multiplied by 180 percent, as such percentage may be adjusted upwards from time to time by the Board.

1.44.        “Termination For Good Reason” means a Termination of Employment during the Employment Period by Executive for Good Reason.

1.45.        “Termination of Employment” means any termination by the Company or by Executive (or due to Executive’s death) of Executive’s employment with the Company or its Affiliates.

1.46.        “Termination Without Cause” means a Termination of Employment during the Employment Period by the Company for any reason other than Cause or Executive’s death or Disability.

1.47.          “Underpayment” - see Exhibit A.

1.48.          “Year” means a calendar year period ending on December 31.

ARTICLE 2

DUTIES

2.1           Duties. The Company shall employ Executive during the Employment Period as its Chief Executive Officer. During the Employment Period, Executive shall perform the duties assigned to him hereunder by the Board and the Holdings Board from time to time, and shall use his reasonable best efforts to promote the interests of the Company. During the Employment Period, and excluding any periods of disability, vacation, or sick leave to which Executive is entitled, Executive agrees to devote his full business time, attention and effort to the business and affairs of the Company. If requested, Executive shall also serve as a member of the Board without additional compensation.

2.2           Other Activities. Executive may (i) serve on those corporate, civic or charitable boards or committees he presently serves on, or a substitute for one or more such boards or committees, during the Employment Period, (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions, subject to the consent of the Board and the Holdings Board (which shall not be unreasonably withheld) and/or (iii) manage personal investments, provided that all such activities do not individually or in the aggregate significantly interfere with the performance of his duties under this Agreement or violate Section 8.1 of this Agreement.

ARTICLE 3

EMPLOYMENT PERIOD

3.1          Employment Period. Subject to Section 3.2 and the termination provisions hereinafter provided, the term of Executive’s employment under this Agreement (the “Employment Period”) shall begin on the Agreement Date and end on the fourth anniversary of the Agreement Date, or, if applicable at the end of any extension pursuant to Section 3.2. The employment of Executive by the Company shall not be terminated other than in accordance with Article 7.

3.2          Extensions of Employment Period. Commencing on the fourth anniversary of the Agreement Date, and on each anniversary date thereafter, (each an “Extension Date”) if at least 90 days before that date either Holdings or the Company has not delivered to Executive, and Executive has not delivered to Company and Holdings, a written notice that the Employment Period will not be extended, the Employment Period will be automatically extended for one year from its then scheduled expiration date (i.e., the next occurring Extension Date).

ARTICLE 4

COMPENSATION

4.1           Salary. The Company shall pay Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of $750,000 per year (“Base Salary”). During the Employment Period, the Base Salary shall be reviewed at least annually by the Committee after consultation with Executive and may from time to time be increased as determined by the Committee. Effective as of the date of any

Exhibit 10.14

such increase, the Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement.

4.2          “Annual Bonus.

(a)           Subject to Article 7, Executive shall be eligible to earn an annual cash bonus (“Annual Bonus”) in accordance with the terms hereof for the current Year and each subsequent Year that begins during the Employment Period. Executive shall be eligible for an Annual Bonus based upon the achievement of the financial budget or other performance criteria established by the Board after consultation with Executive and communicated to Executive prior to the beginning of each Year. The Annual Bonus shall be equal to the Target Annual Bonus upon full achievement of the performance criteria, but may be less than the Target Annual Bonus upon lesser levels of achievement.

(b)           The Company shall pay the entire Annual Bonus that is payable with respect to a Year in a lump-sum cash payment within 2½ months following the close of such Year. Any such Annual Bonus shall in any event be paid no later than the date annual bonuses are paid to the other senior executives of the Company.

ARTICLE 5

OTHER BENEFITS

5.1           Incentive, Savings and Retirement Plans. In addition to Base Salary and the Annual Bonus, Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans, practices, policies and programs that are from time to time generally available to other senior executives of the Company.

5.2           Welfare Benefits. During the Employment Period, Executive and/or his eligible dependents, as the case may be, shall be eligible for participation in all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including any medical, prescription, dental disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) generally available to other senior executives of the Company.

5.3           Fringe Benefits. During the Employment Period, Executive shall be entitled to all fringe benefits that are from time to time generally available to other senior executives of the Company.

5.4          Vacation. During the Employment Period, Executive shall be entitled to paid vacation time in accordance with the plans, practices, policies, and programs generally available to other senior executives of the Company, but in no event less than the amount available to the current Chief Executive Officer of the Company.

5.5          Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable employment related expenses incurred by Executive for the prior month upon the receipt by the Company of accounting in accordance with practices, policies and procedures generally available to other senior executives of the Company; provided that all reimbursements shall in any event be made within 2½ months following the Year in which they were incurred.

5.6           Office; Support Staff. During the Employment Period, Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, appropriate to his position and duties under this Agreement, including a remote office in Maine with appropriate furnishings as determined by the Board in its reasonable discretion.

5.7           Transportation and Accommodation. During the Employment Period, Executive shall be entitled to receive, on an after-tax basis (i) round-trip plane transportation up to 50 times each year from Maine to York, Pennsylvania, aboard a King Air 200 (or the equivalent, in terms of cost to the Company, in other air transportation to other destinations each year, provided that either the beginning point or destination of such other air transportation is York, Pennsylvania, with any unused trips being carried forward to future years), and (ii) suitable accommodations and use of an automobile in the York, Pennsylvania area, as determined by the Board in its reasonable discretion.

Exhibit 10.14

5.8           Tax Gross-Up Payment. If it shall be determined that any payment to Executive pursuant to this Agreement or any other payment or benefit from the Company would be subject to the excise tax imposed by section 4999 of the Code, then Executive shall receive a Gross-Up Payment pursuant to Exhibit A attached hereto.

ARTICLE 6

OTHER EXECUTIVE BENEFITS

6.1           Deferred Signing Bonus. Executive shall be eligible to receive a signing bonus, as incentive compensation, in the amount of $3.0 million, payable in four equal quarterly installments of $750,000 on each of the three, six, nine and twelve month anniversaries of the date of this Agreement, contingent, with respect to each such installment, upon Executive’s continued employment (or deemed continued employment pursuant to Section 7.5) with the Company as Chief Executive Officer on the earliest to occur of (i) with respect to each such installment, the anniversary date on which such installment is payable, (ii) the date of Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason during the Employment Period or (iii) a Change of Control. If Executive’s employment as Chief Executive Officer with the Company terminates prior to any such date (subject to Section 7.5), other than a termination by the Company without Cause or by the Executive for Good Reason, the signing bonus amount that then remains unpaid shall be forfeited without further action required by the Company or Holdings.

6.2           Pension Payment. Executive shall be entitled to receive a pension payment of $640,000 for each of the 10 years following Executive’s separation of employment with the Company, contingent upon Executive’s continued employment (or deemed continued employment pursuant to Section 7.5) with the Company as Chief Executive Officer until the earliest to occur of: (i) the fourth anniversary of the Agreement Date, (ii) the date of the Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason during the Employment Period, or (iii) a Change of Control. If Executive’s employment as Chief Executive Officer with the Company terminates prior to any such date (subject to Section 7.5), other than a termination by the Company without Cause or by the Executive for Good Reason, the pension payment amount shall be forfeited without further action required by the Company or Holdings. The pension payment will be paid on January 31 of each of the 10 years following the Executive’s severance of employment with the Company.

6.3          Equity Incentive Agreement. Executive shall be eligible to participate in Holdings 2004 Management Option Plan pursuant to those Option Agreements set forth as Exhibits B and C hereto.

6.4          “Transaction Bonus.

(a)           Executive shall be eligible to receive a bonus upon a Liquidity Event in the amount set forth in Exhibit D, reduced by any amount paid pursuant to Section 6.4(b), dependent upon the multiple of invested capital (“MOIC”) received in such transaction, and contingent upon Executive’s continued employment (or deemed continued employment pursuant to Section 7.5) with the Company as Chief Executive Officer on such date. If Executive ceases to serve as Chief Executive Officer of the Company prior to such date (subject to Section 7.5), he will forfeit 75% of such bonus amount and if Executive ceases to be employed by the Company prior to such date (subject to Section 7.5), he will forfeit 100% of such bonus. In calculating MOIC for all purposes under the Agreement, (i) any additional invested capital made during the first and second quarter of 2007 shall be excluded, and (ii) “invested capital” used in such calculation shall be the Company’s average invested equity capital during the latest four full fiscal quarters preceding the date of determination it being understood that invested capital on the date hereof equals $345,000,000. Notwithstanding the foregoing, if Executive’s employment is terminated prior to the occurrence of a Liquidity Event by the Company without Cause or by the Executive for Good Reason, and a Liquidity Event occurs within one year thereafter, then Executive shall be entitled to receive the bonus set forth on Exhibit D dependent upon the MOIC received in such transaction. Any transaction bonus earned shall be paid by the Company upon the one year anniversary of the date of such termination of employment.

(b)           Notwithstanding Section 6.4(a), in the event of an Initial Public Offering of the Company or Holdings or a Change in Control, Executive shall thereupon be paid by the Company a percentage of the Transaction Bonus that would otherwise be paid under Section 6.4(a) assuming that a Liquidity Event had occurred and in accordance with the MOIC received, which percentage shall be equal to the percentage reduction in Blackstone’s ownership in Holdings or the Company, as applicable, contingent upon Executive’s continued employment (or deemed continued employment pursuant to Section 7.5) with the Company as Chief Executive Officer on such date.

Exhibit 10.14

Thereafter, with respect to each successive reduction in Blackstone’s ownership that occurs, Executive will thereupon be paid by the Company an additional such percentage of the Transaction Bonus, in accordance with the MOIC received, measuring the successive reduction against the amount of Blackstone’s ownership in Holdings and the Company as of the date hereof, such that, upon Blackstone’s ownership being reduced to zero, Executive will have received all amounts due him under Section 6.4(a), with such amounts (if any) payable to Executive as of the last day of each Year during the Employment Period.

6.5           Indemnification. The Company shall, to the maximum extent permitted by law, and in addition to any such right granted to or available to the Executive under the Company’s Charter, By-laws or standing or other resolutions, defend, indemnify and hold harmless the Executive from and against any and all claims made against the Executive concerning or relative to his service, actions or omissions on behalf of the Company as an officer, employee, director or agent thereof; provided, however, that the obligation to indemnify the Executive shall not apply to any claim made against the Executive that arises out of the act, omission or failure to act that would constitute Cause for the Executive’s termination of employment. The Company shall, upon the Executive’s request, promptly advance or pay any amounts for reasonable costs, charges, or expenses (including any legal fees and expenses incurred by counsel retained by the Executive) in respect of his right to indemnification hereunder or in furtherance of such right, subject to a later determination as to the Executive’s ultimate right to receive indemnification. The Executive’s right to indemnification shall survive until the expiration of all applicable statutes of limitations, without regard to the earlier termination of the Executive’s employment.

ARTICLE 7

TERMINATION BENEFITS

7.1           Termination of Employment. The Employment Period and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 30 days’ advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Article 7 shall exclusively govern Executive’s rights under this Agreement following the expiration of the Employment Period or if Executive’s employment with the Company or its Affiliates is terminated during the Employment Period for any reason.

7.2          “Termination for Cause or Other Than for Good Reason, etc.

(a)           If the Company terminates Executive’s employment during the Employment Period for Cause or Executive terminates his employment during the Employment Period other than for Good Reason, death or Disability, the Company shall pay to Executive immediately after the Date of Termination a lump-sum amount equal to Executive’s Accrued Base Salary, accrued but unpaid vacation and unpaid business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination.

(b)           Before terminating Executive’s employment for Cause, the Board will specify in writing to Executive in detail the nature of the act, omission, refusal, or failure that it deems to constitute Cause.

7.3           Termination for Death or Disability. If Executive’s employment terminates during the Employment Period due to his death or Disability, the Company shall pay to Executive or his Beneficiaries, as the case may be, immediately after the Date of Termination a lump-sum amount that is equal to the Executive’s Accrued Base Salary, accrued but unpaid vacation and unpaid business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination.

7.4           Termination Without Cause and Termination for Good Reason. In the event of a Termination Without Cause or a Termination for Good Reason during the Employment Period, the Executive shall receive the following:

(a)           Immediately after the Date of Termination, a lump-sum amount equal to the sum of Executive’s Accrued Base Salary, accrued but unpaid vacation and unpaid business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination;

(b)           The amount of the Transaction Bonus, if and to the extent earned pursuant to Section 6.4;

Exhibit 10.14

(c)           An Annual Bonus, determined pursuant to Section 4.2, for the Year of such Termination of Employment, multiplied by a fraction, the numerator of which is the number of days that the Executive is employed by the Company during such Year and the denominator of which is 365, contingent upon achievement by the Company of the performance targets relative to such Annual Bonus;

(d)           An Annual Bonus, determined pursuant to Section 4.2, for the Year preceding the Year of such Termination of Employment, if and to the extent the Annual Bonus for such preceding Year has been earned and has not yet been paid to Executive;

(e)           The amount of the Deferred Signing Bonus, pursuant to Section 6.1; and

(f)           The amount of the Pension Payments, pursuant to Section 6.2.

7.5           Deemed Continuation of Employment. Notwithstanding anything to the contrary in this Agreement, in the event that the Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, in either case in contemplation of a pending Change of Control, Executive shall be deemed to continue his employment as Chief Executive Officer of the Company pursuant to the Agreement until the effective date of such Change of Control provided that the Change of Control occurs within one year after Executive’s termination of employment.

7.6           Other Termination Benefits. In addition to any amounts or benefits payable upon a Termination of Employment hereunder, Executive shall, except as otherwise specifically provided herein, be entitled to any payments or benefits provided under the terms of any plan, policy or program of the Company in which Executive participates or as otherwise required by applicable law.

7.7          Election Not to Extend the Employment Period. If the Company elects not to extend the Employment Period pursuant to Section 3.2 such that the Employment Period terminates, the nonextension shall not be treated, for purposes of Section 7.4, as a Termination without Cause or constitute Good Reason for Executive to terminate employment.

7.8          Continued Employment Beyond the Expiration of the Employment Period. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Period shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Article 7 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

7.9          Board/Committee Resignation. Upon Executive’s Termination of Employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

7.10         Property. Upon Executive’s termination of Employment with the Company for any reason, Executive shall return all property of the Company and Holdings to the Company.

ARTICLE 8

RESTRICTIVE COVENANTS

8.1          “Non-Solicitation of Employees; Confidentiality; Non-Competition.

(a)           Executive covenants and agrees that, at no time during the Employment Period nor during the Restricted Period, will Executive:

(i)            Directly or indirectly employ or seek to employ any person (other than his personal assistant) employed as of the date of Executive’s Termination of Employment or who left the employment of the Company or its Affiliates coincident with, or within six months prior to or after, the Executive’s Termination of Employment with the Company or otherwise encourage or entice any such person to leave such employment (provided that this Section 8.1(a)(i) shall not apply either to persons who had not become employed by the Company before the Date of Termination or to persons whose

Exhibit 10.14

employment ended at any time as a result of the Company’s termination of those individuals and shall not apply to general solicitations);

(ii)          Become employed by, enter into a consulting arrangement with or otherwise agree to perform personal services for a Competitor (as defined in section 8.1(b)).

(iii)         Acquire an ownership interest, or an option to purchase an ownership interest in a Competitor, other than a publicly traded Competitor provided that ownership or option position in such publicly traded Competitor does not exceed 5 percent;

(iv)         Solicit any business of the Company on behalf of or for the benefit of a Competitor; or

(v)           Interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers of the Company or its Affiliates.

(b)           For purposes of this Section, “Competitor” means (i) any Person that produces blowmolded plastic containers or produces or provides any other product or service of the Company that represents, as of the Date of Termination, at least 25% of the consolidated revenues of the Company (including, without limitation, products or services that Executive is aware, as of the Date of Termination, that the Company had specific plans (as evidenced through the most recent annual corporate business plan or by resolutions of the Board) to produce or provide during the twelve month period following the Date of Termination and such products or services are reasonably anticipated to represent at least 25% of the consolidated revenues of the Company within the two years following the Date of Termination) and (ii) any Person listed on Exhibit F. Notwithstanding anything to the contrary in subsection (i) of the foregoing sentence, a Competitor shall not include any Person of which a unit produces blowmolded plastic containers or products or such other products or services (a “Competitive Unit”) but as to which unit Executive does not have direct or indirect responsibilities for the products or services involved; provided, that such Competitive Unit contributes less than 25% of the consolidated revenues for the most recently completed fiscal year of such Person but shall include any Person listed on Exhibit F.

(c)           Subject to applicable law and legal process, Executive covenants and agrees that at no time during the Employment Period nor at any time following any Termination of Employment will Executive communicate, furnish, divulge or disclose in any manner to any Person any Confidential Information (as defined in Section 8.1(d) without the prior express written consent of the Company, other than in the course of Executive’s employment. After a Termination of Employment, Executive shall not, without the prior written consent of the Company, or as may otherwise be required by applicable law or legal process, communicate or divulge such Confidential Information to anyone other than the Company and its designees.

(d)           For purposes of this Section, “Confidential Information” shall mean financial information about the Company, the Company’s contract terms with vendors and suppliers, customer and supplier lists and data, know-how, software developments, inventions, formulae, technology, designs and drawings, or any Company property or confidential information relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising, costs, marketing, trading, investment, sales activities, promotion, manufacturing processes, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, trade secrets and such other competitively-sensitive information, except that Confidential Information shall not include any information that was or becomes generally available to the public (i) other than as a result of a wrongful disclosure by Executive, (ii) as a result of disclosure by Executive during the Employment Period that he reasonably and in good faith believes is required by the performance of his duties under this Agreement, or (iii) any information compelled to be disclosed by applicable law or legal process; provided that Executive, to the extent not prohibited from doing so by applicable law or legal process, shall give the Company written notice of the information to be so disclosed pursuant to clause (iii) of this sentence as far in advance of its disclosure as is practicable.

(e)           Executive agrees that upon Executive’s Termination of Employment with the Company for any reason, he will promptly return to the Company or certify to the Company the destruction of all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company, its affiliates and subsidiaries, except that he may retain personal notes, notebooks and

Exhibit 10.14

diaries, subject to his continuing obligation under Section 8.1(c). Executive further agrees that he will not retain or use for Executive’s own benefit, purposes or account or the benefit, purposes or account of any other person, firm, partnership, joint venture, association, corporation or other business designation, entity or enterprise, other than the Company and any of its Subsidiaries or Affiliates, at any time any trade names, trademark, service mark, other proprietary business designation, patent, or other intellectual property of the Company or its Affiliates.

8.2          “Inventions.

(a)           Prior Inventions. Executive has attached hereto, as Exhibit E, a list describing all inventions, works of authorship (including software, related items, databases, documentation, site content, text or graphics), developments, and improvements that relate to the Company’s proposed or current business, services, products or research and development (“Inventions”) that were created or contributed to by Executive either solely or jointly with others prior to Executive’s employment with the Company and that relate to the Company’s proposed or current business, services, products or research and development (collectively referred to as “Prior Inventions”); or, if no such list is attached, Executive represents that there are no such Prior Inventions. If in the course of Executive’s employment with the Company, Executive uses or relies upon a Prior Invention in Executive’s creation or contribution to any work of authorship, invention, product, service, process, machine or other property of the Company, Executive will inform the Company promptly and, upon request, use Executive’s best efforts to procure any consents of third parties necessary for the Company’s use of such Prior Invention. To the fullest extent permissible by law, Executive hereby grants the Company a non-exclusive royalty-free, irrevocable, perpetual, worldwide license under all of Executive’s Prior Inventions to make, have made, copy, modify, distribute, use and sell works of authorship, products, services, processes and machines and to otherwise operate the Company’s current and future business.

(b)           Ownership of Inventions. Executive agrees that Executive will promptly make full written disclosure to the Company, and hereby assign to the Company, or its designee, all of Executive’s right, title, and interest in and to any and all Inventions, whether or not patentable, that Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is in the employ of the Company (collectively referred to as “Company Inventions”). Executive further acknowledges that all original works of authorship that are created or contributed to by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company are to be deemed “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. Section 101), and the Company will own all right, title and interest in such works, including all copyright and all intellectual property therein shall be the sole property of the Company or its designee for all territories of the world in perpetuity, including any and all copyright registrations, copyright applications and all other copyrightable materials, including any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating the works covered by such copyrights and in and to all income, royalties, damages, claims, and payments now or hereinafter due or payable with respect thereto, and in all causes of action, either in law or in equity for past, present or future infringement based on said copyrights, and in and to all rights corresponding to the foregoing throughout the world. To the extent any of such works are deemed not to be “works made for hire,” Executive hereby assigns the copyright and all other intellectual property rights in such works to the Company.

(c)           Contracts with the United States. Executive agrees to use all reasonable efforts to execute any licenses or assignments as required by any contract between the Company and the United States or any of its agencies.

(d)           Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Company Inventions made by Executive (solely or jointly with others) during the term and within the scope of Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(e)           Further Assurances. Executive covenants to take all reasonably requested actions and execute all reasonably requested documents to assist the Company, or its designee, at the Company’s expense (but without further remuneration), in every way to secure the Company’s above rights in the Prior Inventions and Company Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, and to pursue any patents or registrations with respect thereto. This covenant shall survive the termination of this Agreement. If the Company is unable for any other reason to secure Executive’s signature on any

Exhibit 10.14

document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

8.3           Injunction. Executive acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Article 8, and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, Executive agrees that, in addition to other rights that the Company may have, the Company is entitled to (i) in the event of a breach by Executive of this Article 8 that is not cured within 10 days following written notice from the Company to the Executive detailing such breach, cease making any payments or providing any benefit otherwise required by this Agreement and/or (ii) an injunction preventing Executive from any breach of this Article 8.

ARTICLE 9

MISCELLANEOUS

9.1           Mitigation. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as result of Executive’s employment by another employer.

9.2          Legal Fees. If Executive incurs legal or other fees and expenses in an effort to secure, preserve or establish entitlement to compensation and benefits under this Agreement, the Company shall reimburse Executive for such fees and expenses to the extent that the Executive substantially prevails in such dispute. In addition, the Company shall upon the Effective Date reimburse Executive for the fees and expenses of Sidley Austin LLP, his counsel, in connection with the negotiation of this Agreement, in an aggregate amount not to exceed $25,000.

9.3          Beneficiary. If Executive dies prior to receiving all the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries (each, a “Beneficiary”) designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive’s estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement. Executive, without the consent of any prior Beneficiary may change his designation of Beneficiary or Beneficiaries at any time or from time by a submitting to the Company a new designation in writing.

9.4           Assignment; Successors. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a person or entity that is a successor in interest to substantially all the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. This Agreement shall be binding and inure to the benefit of Executive, his estates and Beneficiaries, the Company and the successors and permitted assigns of the Company.

9.5           Nonalienation. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive or a Beneficiary, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

9.6           Severability. If one or more of this Agreement are declared by any court or government authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any part of this Agreement no declared to be unlawful or invalid. Any part so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

9.7           Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

9.8          Captions. The names of the Articles and Sections of this Agreement are for convenience of reference only and do not constitute a part hereof.

Exhibit 10.14

9.9           Amendment; Waives. This Agreement shall not be amended or modified except by written instrument executed by the Company and Executive. A waiver of any term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof.

9.10         Notices. All notices hereunder shall be in writing and deliver by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:	Graham Packaging Company L.P. 2401 Pleasant Valley Road York, PA 17402 Attention: General Counsel

With a copy to:	The Blackstone Group L.P. 345 Park Avenue, 31st Floor New York, NY 10154 Attention: Chinh Chu

If to Executive to:	Mr. Warren Knowlton 135 Bow Street, Number 12, Portsmouth, New Hampshire 03801

With a copy to:	Sidley Austin L.P. 787 Seventh Avenue New York, NY 10019 Attention: Robert Hardy

To the most recent address of Executive set forth in the personnel records of the Company.

Either party may from time to time designate a new address by notice given in accordance with this Section Notice shall be effective when actually received by the addressee.

9.11        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9.12        Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement.

9.13         Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of law principles.

9.14         Survival of Executive’s Rights. All of Executive’s rights hereunder, including his rights to compensation and benefits, and his obligations under Section 8.1 hereof, shall survive the termination of Executive’s employment and/or the termination of this agreement.

Exhibit 10.14

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Graham Packaging Company, L.P.

By:
Title:

Graham Packaging Company, L.P.

By:
Title:

Warren D. Knowlton

Exhibit 10.14

Exhibit A

Gross-Up Payment

(a)           In the event it shall be determined that any payment or benefit under this Agreement or any other payment or benefit from the Company (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Exhibit A, if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payment does not exceed 110% of the greatest amount that could be paid to Executive without giving rise to any Excise Tax (the “Safe Harbor Amount”), then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Payment, in the aggregate, is reduced to the Safe Harbor Amount.

(b)           All determinations required to be made under this Exhibit A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm determined by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit A, shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive’s behalf) when due. If the Accounting Finn determines that no Excise Tax is payable by Executive, it shall so indicate in a written opinion provided to the Executive at least 10 days prior to the unextended due date of the Executive’s tax return with respect to the Year for which the Payment is made. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due (“Underpayment”). In the event that the Company exhausts its remedies pursuant to Section (c) of this Exhibit A and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (including without limitation any related interest or penalties) shall be promptly paid by the Company to or for the benefit of Executive.

(c)           Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, that the failure of Executive to give notice within the time frame shall not affect the Company’s obligations hereunder unless the Company is materially prejudiced by the delayed notice. Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing

Exhibit 10-14

from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance (including without limitation with respect to forgiveness of such advance pursuant to Section (d)) or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Exhibit A, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section (c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

Exhibit 10.14

Exhibit B

Option Agreement

Exhibit 10.14

Exhibit C

Option Agreement

Exhibit 10.14

Exhibit D

Transaction Bonus Percentages

Equity MOIC	% of Total Equity
0.00x	0.00%
0.50x	0.00%
1.00x	0.00%
1.50x	0.00%
1.75x	0.30%
2.00x	0.55%
2.50x	0.85%
3.00x	1.00%
3.50x	1.20%
4.00x	1.30%

The values between the above-listed numbers will be interpolated on a scaled formula tbd.

Equity MOIC	% of Total Equity
Greater than or equal to 5.00x	Additional 100 basis points

The values above 4.00x MOIC and percentage of total equity attributable thereto will not be interpolated.

Exhibit 10.14

Exhibit E

Prior Inventions

Exhibit 10-14

Exhibit F

Additional Competitors

W. Knowlton Performance-Based Option	Exhibit 10.14

OPTION AGREEMENT

This AGREEMENT (this “Agreement”) is made as of March 28, 2007 (the “Grant Date”) and effective as of December 4, 2006 by and between Graham Packaging Holdings Company, a Delaware limited partnership (the “Company”), and Warren D. Knowlton (“Optionee”).

1.             Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2004 Management Option Plan (the “Plan”). As used in this Agreement:

(a)           “Board” means the Board of Directors of the L.P. subsequent to the incorporation of the L.P. and the substitution of it as successor for the L.P. as a party to the Employment Agreement. Prior thereto, the Board shall mean the General Partner (as defined in the LP Agreement).

(b)           “Blackstone” means collectively, Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and their Affiliates (other than the Company and its Subsidiaries).

(c)           “Cause” means any of the following:

(i)            Optionee commits an act of willful misconduct, fraud, embezzlement or misappropriation against the Company, the L.P. or any of its affiliates or subsidiaries, or shall be convicted by a court of competent jurisdiction of, or shall plead guilty or nolo contendere to, any felony or any crime involving moral turpitude or any crime which is reasonably likely to materially adversely affect the reputation of the Company or the L.P. or Optionee’s ability to perform the duties required under the Agreement; or

(ii)           Optionee commits a material breach of any of the covenants in the Employment Agreement, which breach has not been remedied within 30 days of notice thereof by the Company to Optionee.

(d)           “Change of Control” means any of the following events:

(i)            the sale or disposition, in one or a series of transactions, of all or substantially all the assets of the L.P. to any one or more “persons” or “groups” (as such terms are defined or used in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) other than Blackstone;

(ii)           before the effective date of an initial public offering of the equity securities of the L.P. (or of its successor after conversion to a corporation) (the “IPO Date”), representatives of Blackstone (individually or in the aggregate) cease to comprise a majority of the Board;

(iii)          individuals who, as of the IPO Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the members of the Board; provided that any individual who becomes a Director after the IPO Date whose election or nomination for election by the L.P.’s Shareholders was approved by a majority of the members of the Incumbent Board (other than an election or nomination of an individual (i) who is not a representative of Blackstone and (ii) whose initial assumption of office is in connection with an actual or threatened “election contest” relating to the election of the Directors of the L.P. (as such terms are used in Rule 14a-11 under the Exchange Act), “tender offer” (as such term is used in Section 14(d) of the Exchange Act) or a proposed merger) shall be deemed to be members of the Incumbent Board; or

(iv)          any person or group, other than Blackstone, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the then outstanding voting stock of the Company (or any entity which controls the L.P. or which is a successor to all or substantially all of the assets of the L.P.), including by way of merger, consolidation, tender or exchange offer or otherwise (other than an offering of stock to the general public through a registration statement filed with the Securities and Exchange Commission) and representatives of Blackstone (individually or in the aggregate) cease to comprise a majority of the Board.

W. Knowlton Performance-Based Option	Exhibit 10.14

Notwithstanding the foregoing, there shall not be Change of Control if, in advance of such event, Optionee agrees in writing that such event shall not constitute a Change of Control.

(e)           “Credit Agreement” shall mean the Credit Agreement dated as of October 7, 2004 among Graham Packaging Holdings Company, Graham Packaging Company, L.P., GPC Capital Corp. I, the Lenders Named Therein, Deutsche Bank AG Cayman Islands Branch, Citigroup Global Markets Inc., Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., and any extensions, renewals, refinancings or refundings thereof in whole or in part.

(f)            “Employment Agreement” means the Employment Agreement, effective as of December 4, 2006, among the Company, the L.P., and Optionee.

(g)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(h)           “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default (which event of default has not been cured or waived) under any of the following as they may be amended from time to time: (i) the Credit Agreement; (ii) the Indentures and any extensions, renewals, refinancings or refundings thereof in whole or in part; and (iii) any other agreement under which an amount of indebtedness of the Company or any of its Subsidiaries is outstanding as of the time of the aforementioned event, and any extensions, renewals, refinancings or refundings thereof in whole or in part, (iv) any amendment of, supplement to or other modification of any of the instruments referred to in clauses (i) through (iii) above; and (v) any of the securities issued pursuant to or whose terms are governed by the terms of any of the agreements set forth in clauses (i) through (iii) above, and any extensions, renewals, refinancings or refundings thereof in whole or in part.

(i)            “Good Reason” means the termination of Optionee’s employment with the L.P. within 90 days following the occurrence, without Optionee’s written consent, of any of the following events:

(i)            the reduction of the Optionee’s position from that of Chief Executive Officer of the L.P.;

(ii)            a decrease in Optionee’s base salary or target bonus;

(iii)          a reduction in Optionee’s participation in the L.P.’s benefit plans and policies to a level materially less favorable to Optionee unless such reduction applies to a majority of senior level executives;

(iv)          a material reduction in (a) agreed level of transportation, (b) York, Pennsylvania accommodations or (c) remote office support, as described in Sections 5.6 and 5.7 of the Employment Agreement; or

(v)           any other material breach by the Company or the L.P. of the Employment Agreement, which breach has not been remedied within 30 days of notice thereof by Optionee to the Company.

(j)            “Indentures” shall mean the indentures dated as of October 7, 2004 among Graham Packaging Company, L.P., GPC Capital Corp. I, Graham Packaging Holdings Company, and The Bank of New York.

(k)           “Liquidity Event” means a sale by Blackstone, in one or a series of transactions, of its entire interest in Holdings and the Company, regardless of whether such event constitutes a change in effective control or ownership of Holdings and the Company within the meaning of Section 409A of the Code. For avoidance of doubt, no Liquidity Event shall be deemed to occur until and unless Blackstone has sold its entire interest in Holdings and the Company.

(l)           “L.P.” means Graham Packaging Company, L.P., a Delaware limited partnership.

(m)          “LP Agreement” means the Amended and Restated Agreement of Limited Partnership of Graham Packaging Company.

W. Knowlton Performance-Based Option	Exhibit 10.14

2.            Grant of Option. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to Optionee an option (the “Option”) to purchase 147.9 Units (the “Units”) at a price (the “Option Price”) of $25,789.00 per Unit, which is not less than the Fair Market Value per Unit on the Grant Date, subject to adjustment. The Option may be exercised from time to time in accordance with the terms of this Agreement.

3.            Term of Option. The term of the Option shall commence at the Grant Date and, unless earlier terminated in accordance with Section 7 hereof, shall expire ten (10) years from the Effective Time.

4.             Right to Exercise. Unless terminated as hereinafter provided, the Option shall become exercisable only as follows:

(a)           The Optionee may earn the right to exercise the Option, provided, that (i) the Optionee shall have remained in the continuous employ of the Company, through the date of a Liquidity Event, and (ii) the Company shall have achieved specified performance targets with respect to the multiple of invested capital (“MOIC”) for such Liquidity Event as such targets are attached hereto as Attachment A. Any units as to which Optionee does not earn the right to exercise the related Option prior to the expiration date set forth in Section 3 hereof shall thereupon expire and terminate.

(b)           Notwithstanding the foregoing Section 4(a), if, prior to the date of a Liquidity Event, Optionee ceases to serve as Chief Executive Officer of the L.P., 75% of the Units shall be forfeited and terminate automatically, without any further action required by the Company.

(c)           Optionee shall be entitled to the privileges of ownership with respect to the Units purchased and delivered to Optionee upon the exercise of all or part of this Option, subject to Section 8 hereof. No election to exercise any Option granted hereunder shall become effective unless and until the Optionee executes a counterpart of the Company’s Agreement of Limited Partnership in order to become bound thereby.

(d)           Notwithstanding anything to the contrary in this Agreement, in the event that Optionee’s employment is terminated by the L.P. without Cause or by Optionee for Good Reason, in either case in contemplation of a pending Change of Control, Optionee shall be deemed to remain in the continuous employ of the L.P. until the effective date of such Change of Control, provided that the Change of Control occurs within one year after Optionee’s termination of employment.

5.             Option Nontransferable. Optionee may not transfer or assign all or any part of the Option other than by will or by the laws of descent and distribution. This Option may be exercised, during the lifetime of Optionee, only by Optionee, or in the event of Optionee’s legal incapacity, by Optionee’s guardian or legal representative acting on behalf of Optionee in a fiduciary capacity under state law and court supervision.

6.             Notice of Exercise; Payment..

(a)           To the extent then exercisable, the Option may be exercised in whole or in part by written notice to the Company stating the number of Units for which the Option is being exercised and the intended manner of payment. The date of such notice shall be the exercise date. Payment equal to the aggregate Option Price of the Units being purchased pursuant to an exercise of the Option must be tendered in full with the notice of exercise to the Company in cash, in Units, through cashless exercise arrangements, or in any other form of payment permitted under the Plan.

(b)           As soon as practicable upon the Company’s receipt of Optionee’s notice of exercise and payment, the Company shall direct the due issuance of the Units so purchased.

(c)           As a further condition precedent to the exercise of this Option in whole or in part, Optionee shall comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the Units and in connection therewith shall execute any documents which the Board of the Company shall in its sole discretion deem necessary or advisable.

7.            Termination of Agreement. The Agreement and the Option granted hereby shall terminate automatically and without further notice on the earliest of the following dates:

W. Knowlton Performance-Based Option	Exhibit 10.14

(a)           After Optionee’s termination of employment for any reason, all unvested Options will be forfeited immediately, and all vested Options shall remain exercisable until the lesser of (i) ninety (90) days following the Optionee’s date of termination or (ii) the remaining term of the Option; or

(b)           Ten (10) years from the Effective Time.

8.             Call. The provisions of this Section 8 shall cease to apply subsequent to the later of (i) one hundred (100) days following a Public Offering, or (ii) the fifth anniversary of the date hereof.

(a)           On or after the date Optionee exercises all or a portion of an Option granted hereunder, the Company shall have the right and option to purchase for a period of 90 days from the date of Optionee’s termination of employment for any reason (or, if later, for a period of 200 days from the last date Optionee exercised an Option), and if the Company exercises such right Optionee shall be required to sell to the Company, any or all of his Units at a price per Unit equal to the Fair Market Value (as of the date the Company exercises such right).

(b)           If and to the extent the Options remain exercisable following Optionee’s termination of employment, as provided in Section 7, the Company shall, after Optionee’s employment has terminated for any reason, have the right and option to purchase and if the Company exercises such right, Optionee shall be required to sell to the Company, any or all of his then outstanding Options at a price per Option equal to the product of the (i) the excess of Fair Market Value over the Option Price, and (ii) the number of Units for which such Option was exercisable.

(c)           If the Company desires to exercise its right to purchase any Options or Units pursuant to this Section 8, the Company shall, not later than 60 days after the date of the Optionee’s termination of employment (or, with respect to Section 8(a), if later, 170 days from the last date an Option, or a portion of an Option, was exercised), send written notice of its intention to purchase such Units to Optionee. The closing of the purchase shall take place at the principal office of the Company on the 30th day after the giving of notice by the Company of its exercise of its option to purchase. The purchase price of such Options or Units shall be paid only by delivery of a cashier’s check or a certified check.

(d)           The Company shall have the right to assign any or all of its rights to purchase Options and/or Units pursuant to this Section 8.

If at any time the Company elects to purchase any Units pursuant to Section 8 hereof, the Company shall pay the purchase price for such Units, by the Company’s delivery of a bank cashier’s check or certified check; provided that if a Financing Default exists or, after giving effect to such payment (including any distribution or loan from an affiliate of the Company to the Company in connection therewith) would exist, which prohibits such cash payment, the portion of the cash payment so prohibited (which may not exceed 55% of the excess of the purchase price over the Option Price (such excess being the “Spread”)) shall be made, to the extent such payment is not prohibited by a Financing Default or would not result (after giving effect to any distributions or loans from an affiliate of the Company to the Company in connection therewith) in a Financing Default, by the Company’s delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of all indebtedness of the Company) of the Company (a “Junior Subordinated Note”) in a principal amount equal to the amount of the purchase price which cannot be paid in cash (which may not exceed 55% of the Spread), payable in up to five equal annual installments commencing on the first anniversary of the issuance thereof and bearing interest payable annually at the prime rate listed in the Wall Street Journal (“WSJ”) on the date of issuance. If the Company will pay any portion of the purchase price for Units with a Junior Subordinated Note, the Company shall give the Optionee notice of the amount of such note (which may not exceed 55% of the Spread) at least 20 days prior to such purchase.

9.             No Employment Contract. Nothing contained in this Agreement shall (a) confer upon Optionee any right to be employed by or remain employed by the Company or any affiliate, or (b) limit or affect in any manner the right of the Company or any affiliate to terminate the employment or adjust the compensation of Optionee.

10.          Taxes and Withholding. The Company may withhold, or require Optionee to remit to the Company, an amount sufficient to satisfy federal, state, local or foreign taxes (including the Optionee’s FICA obligation) in connection with any payment made or benefit realized by Optionee or other person under this Agreement or otherwise, and if the amounts available to the Company for such withholding are insufficient, it shall

W. Knowlton Performance-Based Option	Exhibit 10.14

be a condition to the receipt of such payment or the realization of such benefit that Optionee or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld.

11.           Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws.

12.           Adjustments. The Units shall be subject to adjustment as provided in the Plan. The Company agrees to make the adjustments specified in Section 8.2 of the Plan upon the occurrence of any of the events specified therein, or upon the occurrence of any stock dividend, stock split or distribution (other than an ordinary cash dividend) or any other event for which adjustment is permitted under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, in order to prevent dilution or enlargement of the rights of Optionee with respect to the Option.

13.           Relation to Other Benefits. Any economic or other benefit to Optionee under this Agreement shall not be taken into account in determining any benefits to which Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company.

14.           Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Optionee under this Agreement without Optionee’s prior written consent.

15.           Severability. If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.           Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern. The Board of the Company acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the Option or its exercise.

17.           Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee, and the successors and assigns of the Company.

18.          Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Delaware.

19.           Prior Agreement. As of the Effective Time, this Agreement supersedes any and all prior and/or contemporaneous agreements, either oral or in writing, between the parties hereto, or between either or both of the parties hereto and the Company, with respect to the subject matter hereof, other than the Employment Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party, other than the Employment Agreement.

20.           Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to Optionee at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

W. Knowlton Performance-Based Option	Exhibit 10.14

21.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has executed this Agreement, as of the day and year first above written.

Graham Packaging Holdings Company

By:__________________________________

Name & Title:

________________________________

OPTIONEE

Name:

W. Knowlton Performance-Based Option	Exhibit 10.14

Attachment A

MOIC	% of Options Vested
3.0x	100%
2.75x	75%
2.50x	50%
2.25x	25%
2.0x	0%

Values between those listed above will be interpolated.

W. Knowlton Time-Based Option	Exhibit 10.14

OPTION AGREEMENT

This AGREEMENT (this “Agreement”) is made as of March 28, 2007 (the “Grant Date”) and effective as of December 4, 2006 by and between Graham Packaging Holdings Company, a Delaware limited partnership (the “Company”), and Warren D. Knowlton (“Optionee”).

1.             Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2004 Management Option Plan (the “Plan”). As used in this Agreement:

(a)           “Board” means the Board of Directors of the L.P. subsequent to the incorporation of the L.P. and the substitution of it as successor for the L.P. as a party to the Employment Agreement. Prior thereto, the Board shall mean the General Partner (as defined in the LP Agreement).

(b)           “Blackstone” means collectively, Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and their Affiliates (other than the Company and its Subsidiaries).

(c)           “Cause” means any of the following:

(i)            Optionee commits an act of willful misconduct, fraud, embezzlement or misappropriation against the Company, the L.P. or any of its affiliates or subsidiaries, or shall be convicted by a court of competent jurisdiction of, or shall plead guilty or nolo contendere to, any felony or any crime involving moral turpitude or any crime which is reasonably likely to materially adversely affect the reputation of the Company or the L.P. or Optionee’s ability to perform the duties required under the Agreement; or

(ii)           Optionee commits a material breach of any of the covenants in the Employment Agreement, which breach has not been remedied within 30 days of notice thereof by the Company to Optionee.

(d)           “Change of Control” means any of the following events:

(i)            the sale or disposition, in one or a series of transactions, of all or substantially all the assets of the L.P. to any one or more “persons” or “groups” (as such terms are defined or used in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) other than Blackstone;

(ii)           before the effective date of an initial public offering of the equity securities of the L.P. (or of its successor after conversion to a corporation) (the “IPO Date”), representatives of Blackstone (individually or in the aggregate) cease to comprise a majority of the Board;

(iii)          individuals who, as of the IPO Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the members of the Board; provided that any individual who becomes a Director after the IPO Date whose election or nomination for election by the L.P.’s Shareholders was approved by a majority of the members of the Incumbent Board (other than an election or nomination of an individual (i) who is not a representative of Blackstone and (ii) whose initial assumption of office is in connection with an actual or threatened “election contest” relating to the election of the Directors of the L.P. (as such terms are used in Rule 14a-11 under the Exchange Act), “tender offer” (as such term is used in Section 14(d) of the Exchange Act) or a proposed merger) shall be deemed to be members of the Incumbent Board; or

(iv)          any person or group, other than Blackstone, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the then outstanding voting stock of the Company (or any entity which controls the L.P. or which is a successor to all or substantially all of the assets of the L.P.), including by way of merger, consolidation, tender or exchange offer or otherwise (other than an offering of stock to the general public through a registration statement filed with the Securities and Exchange Commission) and representatives of Blackstone (individually or in the aggregate) cease to comprise a majority of the Board.

W. Knowlton Time-Based Option	Exhibit 10.14

Notwithstanding the foregoing, there shall not be Change of Control if, in advance of such event, Optionee agrees in writing that such event shall not constitute a Change of Control.

(e)           “Credit Agreement” shall mean the Credit Agreement dated as of October 7, 2004 among Graham Packaging Holdings Company, Graham Packaging Company, L.P., GPC Capital Corp. I, the Lenders Named Therein, Deutsche Bank AG Cayman Islands Branch, Citigroup Global Markets Inc., Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., and any extensions, renewals, refinancings or refundings thereof in whole or in part.

(f)            “Employment Agreement” means the Employment Agreement, effective as of December 4, 2006, among the Company, the L.P., and Optionee.

(g)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(h)           “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default (which event of default has not been cured or waived) under any of the following as they may be amended from time to time: (i) the Credit Agreement; (ii) the Indentures and any extensions, renewals, refinancings or refundings thereof in whole or in part; and (iii) any other agreement under which an amount of indebtedness of the Company or any of its Subsidiaries is outstanding as of the time of the aforementioned event, and any extensions, renewals, refinancings or refundings thereof in whole or in part, (iv) any amendment of, supplement to or other modification of any of the instruments referred to in clauses (i) through (iii) above; and (v) any of the securities issued pursuant to or whose terms are governed by the terms of any of the agreements set forth in clauses (i) through (iii) above, and any extensions, renewals, refinancings or refundings thereof in whole or in part.

(i)            “Good Reason” means the termination of Optionee’s employment with the L.P. within 90 days following the occurrence, without Optionee’s written consent, of any of the following events:

(i)            the reduction of the Optionee’s position from that of Chief Executive Officer of the L.P.;

(ii)            a decrease in Optionee’s base salary or target bonus;

(iii)          a reduction in Optionee’s participation in the L.P.’s benefit plans and policies to a level materially less favorable to Optionee unless such reduction applies to a majority of senior level executives;

(iv)          a material reduction in (a) agreed level of transportation, (b) York, Pennsylvania accommodations or (c) remote office support, as described in Sections 5.6 and 5.7 of the Employment Agreement; or

(v)           any other material breach by the Company or the L.P. of the Employment Agreement, which breach has not been remedied within 30 days of notice thereof by Optionee to the Company.

(j)            “Indentures” shall mean the indentures dated as of October 7, 2004 among Graham Packaging Company, L.P., GPC Capital Corp. I, Graham Packaging Holdings Company, and The Bank of New York.

(k)           “L.P.” means Graham Packaging Company, L.P., a Delaware limited partnership.

(l)            “LP Agreement” means the Amended and Restated Agreement of Limited Partnership of Graham Packaging Company.

2.            Grant of Option. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to Optionee an option (the “Option”) to purchase 295.7 Units (the “Units”) at a price (the “Option Price”) of $38,683.50 per Unit, which is not less than the Fair Market Value per Unit on the Grant Date, subject to adjustment. The Option may be exercised from time to time in accordance with the terms of this Agreement.

W. Knowlton Time-Based Option	Exhibit 10.14

3.            Term of Option. The term of the Option shall commence at the Grant Date and, unless earlier terminated in accordance with Section 7 hereof, shall expire ten (10) years from the Effective Time.

4.             Right to Exercise. Unless terminated as hereinafter provided, the Option shall become exercisable only as follows:

(a)           The Option shall become exercisable with respect to 20% of the Units on the first anniversary of the Effective Time, an additional 40% of the Units on the second anniversary of the Grant Date, an additional 20% of the Units on the third anniversary of the Grant Date and an additional 20% of the Units on the fourth anniversary of the Grant Date if Optionee remains in the continuous employ of the L.P. as of each such date.

(b)           Notwithstanding the foregoing, the Options granted hereby shall become immediately exercisable upon the occurrence of a Change of Control if Optionee remains in the continuous employ of the L.P. until the date of the consummation of such Change of Control.

(c)           Optionee shall be entitled to the privileges of ownership with respect to the Units purchased and delivered to Optionee upon the exercise of all or part of this Option, subject to Section 8 hereof. No election to exercise any Option granted hereunder shall become effective unless and until the Optionee executes a counterpart of the Company’s Agreement of Limited Partnership in order to become bound thereby.

(d)           Notwithstanding anything to the contrary in this Agreement, in the event that Optionee’s employment is terminated by the L.P. without Cause or by Optionee for Good Reason, in either case in contemplation of a pending Change of Control, Optionee shall be deemed to remain in the continuous employ of the L.P. until the effective date of such Change of Control provided that the Change of Control occurs within one year after Optionee’s termination of employment.

5.             Option Nontransferable. Optionee may not transfer or assign all or any part of the Option other than by will or by the laws of descent and distribution. This Option may be exercised, during the lifetime of Optionee, only by Optionee, or in the event of Optionee’s legal incapacity, by Optionee’s guardian or legal representative acting on behalf of Optionee in a fiduciary capacity under state law and court supervision.

6.             Notice of Exercise; Payment..

(a)           To the extent then exercisable, the Option may be exercised in whole or in part by written notice to the Company stating the number of Units for which the Option is being exercised and the intended manner of payment. The date of such notice shall be the exercise date. Payment equal to the aggregate Option Price of the Units being purchased pursuant to an exercise of the Option must be tendered in full with the notice of exercise to the Company in cash, in Units, through cashless exercise arrangements, or in any other form of payment, permitted under the Plan.

(b)           As soon as practicable upon the Company’s receipt of Optionee’s notice of exercise and payment, the Company shall direct the due issuance of the Units so purchased.

(c)           As a further condition precedent to the exercise of this Option in whole or in part, Optionee shall comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the Units and in connection therewith shall execute any documents which the Board of the Company shall in its sole discretion deem necessary or advisable.

7.            Termination of Agreement. The Agreement and the Option granted hereby shall terminate automatically and without further notice on the earliest of the following dates:

(a)           After Optionee’s termination of employment for any reason, all unvested Options will be forfeited immediately, and all vested Options shall remain exercisable until the lesser of (i) ninety (90) days following the Optionee’s date of termination or (ii) the remaining term of the Option; or

(b)           Ten (10) years from the Effective Time.

8.             Call. The provisions of this Section 8 shall cease to apply subsequent to the later of (i) one hundred (100) days following a Public Offering, or (ii) the fifth anniversary of the date hereof.

W. Knowlton Time-Based Option	Exhibit 10.14

(a)           On or after the date Optionee exercises all or a portion of an Option granted hereunder, the Company shall have the right and option to purchase for a period of 90 days from the date of Optionee’s termination of employment for any reason (or, if later, for a period of 200 days from the last date Optionee exercised an Option), and if the Company exercises such right Optionee shall be required to sell to the Company, any or all of his Units at a price per Unit equal to the Fair Market Value (as of the date the Company exercises such right).

(b)           If and to the extent the Options remain exercisable following Optionee’s termination of employment, as provided in Section 7, the Company shall, after Optionee’s employment has terminated for any reason, have the right and option to purchase and if the Company exercises such right, Optionee shall be required to sell to the Company, any or all of his then outstanding Options at a price per Option equal to the product of the (i) the excess of Fair Market Value over the Option Price, and (ii) the number of Units for which such Option was exercisable.

(c)           If the Company desires to exercise its right to purchase any Options or Units pursuant to this Section 8, the Company shall, not later than 60 days after the date of the Optionee’s termination of employment (or, with respect to Section 8(a), if later, 170 days from the last date an Option, or a portion of an Option, was exercised), send written notice of its intention to purchase such Units to Optionee. The closing of the purchase shall take place at the principal office of the Company on the 30th day after the giving of notice by the Company of its exercise of its option to purchase. The purchase price of such Options or Units shall be paid only by delivery of a cashier’s check or a certified check

(d)           The Company shall have the right to assign any or all of its rights to purchase Options and/or Units pursuant to this Section 8.

If at any time the Company elects to purchase any Units pursuant to Section 8 hereof, the Company shall pay the purchase price for such Units, by the Company’s delivery of a bank cashier’s check or certified check; provided that if a Financing Default exists or, after giving effect to such payment (including any distribution or loan from an affiliate of the Company to the Company in connection therewith) would exist, which prohibits such cash payment, the portion of the cash payment so prohibited (which may not exceed 55% of the excess of the purchase price over the Option Price (such excess being the “Spread”)) shall be made, to the extent such payment is not prohibited by a Financing Default or would not result (after giving effect to any distributions or loans from an affiliate of the Company to the Company in connection therewith) in a Financing Default, by the Company’s delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of all indebtedness of the Company) of the Company (a “Junior Subordinated Note”) in a principal amount equal to the amount of the purchase price which cannot be paid in cash (which may not exceed 55% of the Spread), payable in up to five equal annual installments commencing on the first anniversary of the issuance thereof and bearing interest payable annually at the prime rate listed in the Wall Street Journal (“WSJ”) on the date of issuance. If the Company will pay any portion of the purchase price for Units with a Junior Subordinated Note, the Company shall give the Optionee notice of the amount of such note (which may not exceed 55% of the Spread) at least 20 days prior to such purchase.

9.             No Employment Contract. Nothing contained in this Agreement shall (a) confer upon Optionee any right to be employed by or remain employed by the Company or any affiliate, or (b) limit or affect in any manner the right of the Company or any affiliate to terminate the employment or adjust the compensation of Optionee.

10.          Taxes and Withholding. The Company may withhold, or require Optionee to remit to the Company, an amount sufficient to satisfy federal, state, local or foreign taxes (including the Optionee’s FICA obligation) in connection with any payment made or benefit realized by Optionee or other person under this Agreement or otherwise, and if the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that Optionee or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld.

11.           Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws.

12.           Adjustments. The Options shall be subject to adjustment as provided in the Plan. The Company agrees to make the adjustments specified in Section 8.2 of the Plan upon the occurrence of any of the events

W. Knowlton Time-Based Option	Exhibit 10.14

specified therein, or upon the occurrence of any stock dividend, stock split or distribution (other than an ordinary cash dividend) or any other event for which adjustment is permitted under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, in order to prevent dilution or enlargement of the rights of Optionee with respect to the Option.

13.           Relation to Other Benefits. Any economic or other benefit to Optionee under this Agreement shall not be taken into account in determining any benefits to which Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company.

14.           Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Optionee under this Agreement without Optionee’s prior written consent.

15.           Severability. If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.           Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern. The Board of the Company acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the Option or its exercise.

17.           Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee, and the successors and assigns of the Company.

18.          Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Delaware.

19.           Prior Agreement. As of the Effective Time, this Agreement supersedes any and all prior and/or contemporaneous agreements, either oral or in writing, between the parties hereto, or between either or both of the parties hereto and the Company, with respect to the subject matter hereof, other than the Employment Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party, other than the Employment Agreement.

20.           Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to Optionee at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

21.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has executed this Agreement, as of the day and year first above written.

W. Knowlton Time-Based Option	Exhibit 10.14

Graham Packaging Holdings Company

By:__________________________________

Name & Title:

_____________________________________

OPTIONEE

Name: